Exhibit 99

[LOGO OF CHATEAU COMMUNITIES]
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Tamara D. Fischer
November 18, 2002		Exec. VP/CFO 303-874-3334

Chateau Communities, Inc. Announces New Director

Chateau Communities, Inc. (NYSE: CPJ) today announced the appointment of D. Keith Cobb as a director of the Company and member of its audit committee effective immediately.

Mr. Cobb currently serves as a business consultant and strategic advisor to public companies, focusing on corporate restructuring and strategic business unit divestitures. He has served on the board of directors of companies in a variety of industries, including financing and insurance. Mr. Cobb was Vice Chairman and Chief Executive Officer of Alamo Rent A Car, Inc. prior to its sale to AutoNation in 1996. Before his association with Alamo, Mr. Cobb held several senior leadership positions over a 32-year career at KPMG, most recently as National Managing Partner – Financial Services.

Headquartered in Greenwood Village, Colorado, Chateau Communities is a fully integrated, self-administered real estate investment trust (REIT), and the largest owner and operator of manufactured home communities in the U.S. Its portfolio consists of 211 communities, with an aggregate of approximately 69,000 residential homesites and 1,400 park model/RV sites, and 38 managed communities with approximately 8,100 sites. In addition, the Company owns 12 greenfield development communities that will provide approximately 5,800 sites when fully developed. Chateau operates in 36 states.